Exhibit 4.47

Private & Confidential

Dated 26 January 2011

SECOND SUPPLEMENTAL AGREEMENT

relating to a

loan of up to US$101,150,000

to

TEAM-UP OWNING COMPANY LIMITED

and

ORPHEUS OWNING COMPANY LIMITED

provided by

THE BANKS AND FINANCIAL INSTITUTIONS SET OUT IN SCHEDULE 1

Arranger, Agent, Security Agent and Account Bank

DNB NOR BANK ASA

Swap Provider

DNB NOR BANK ASA

Contents

Clause		Page

1	Definitions	2

2	Consent of Creditors	4

3	Amendments to the Existing Documents and Security Documents	4

4	Representations and warranties	6

5	Conditions	7

6	Supplemental Parties’ confirmation	8

7	Expenses	8

8	Miscellaneous and notices	9

9	Applicable law	9

Schedule 1 The Banks		11

Schedule 2 Documents and evidence required as conditions precedent		12

Schedule 3 Form of New Manager’s Undertaking		14

THIS SECOND SUPPLEMENTAL AGREEMENT is dated 26 January 2011 and made BETWEEN:

(1)	TEAM-UP OWNING COMPANY LIMITED, a corporation incorporated under the laws of the Marshall Islands, whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (“Team-Up”);

(2)	ORPHEUS OWNING COMPANY LIMITED, a corporation incorporated under the laws of the Marshall Islands, whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (“Orpheus” and, together with Team-Up, the “Borrowers”);

(3)	DRYSHIPS INC., a corporation incorporated under the laws of the Marshall Islands, whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Corporate Guarantor”);

(4)	CARDIFF MARINE INC., a corporation incorporated in the Republic of Liberia, whose registered address is at 80 Broad Street, Monrovia, Liberia (the “Outgoing Manager”);

(5)	THE BANKS AND FINANCIAL INSTITUTIONS whose names and addresses are set out in schedule 1 (together the “Banks” and each a “Bank”);

(6)	DNB NOR BANK ASA, a company incorporated in Norway with its registered office at Stranden 21, P.O. Box 1171 Sentrum N-0107 Oslo, Norway, acting for the purposes of this Agreement through its branch at 20 St. Dunstan’s Hill, London EC3R 8HY, England as arranger (in such capacity the “Arranger”), agent (in such capacity the “Agent”), security agent (in such capacity the “Security Agent”) and account bank (in such capacity the “Account Bank”); and

(7)	DNB NOR BANK ASA, a company incorporated in Norway with its registered office at Stranden 21, P.O. Box 1171 Sentrum N-0107 Oslo, Norway, acting for the purposes of this Agreement through its branch at 20 St. Dunstan’s Hill, London EC3R 8HY, England as swap provider (in such capacity the “Swap Provider”).

WHEREAS:

(A)	this Agreement is supplemental to:

(a)	a loan agreement dated 4 December 2007 as amended and supplemented by a first supplemental agreement dated 11 June 2009 (together the “Principal Agreement”), made between the Borrowers as joint and several borrowers, the Banks as lenders, the Arranger, the Agent, the Security Agent, the Account Bank and the Swap Provider, pursuant to which the Banks agreed (inter alia) to advance (and have advanced) by way of loan to the Borrowers, upon the terms and conditions therein contained, the principal sum of One hundred and one million one hundred and fifty thousand Dollars ($101,150,000) of which the principal amount outstanding at the date hereof is $35,395,784;

(b)	a deed of covenant relating to Saldanha dated 13 December 2007 and collateral to the Saldanha Mortgage (the “Principal Saldanha Deed of Covenant”) made between Team- Up and the Security Agent; and

(c)	a deed of covenant relating to Avoca dated 29 January 2008 and collateral to the Avoca Mortgage (the “Principal Avoca Deed of Covenant” and, together with the Principal Saldanha Deed of Covenant, the “Principal Deeds of Covenant” and each a “Principal Deed of Covenant”) made between Orpheus and the Security Agent;

(B)	the Borrowers wish to appoint the New Manager (as defined below) as manager of each Ship in place of the Outgoing Manager;

(C)	the Borrowers and the other Supplemental Parties wish to change the agent for acceptance of service of process under the Existing Documents and the other Security Documents; and

(D)	this Agreement sets out the terms and conditions upon which the Creditors shall, at the request of the Borrowers, provide their consent to (i) the appointment of the New Manager as manager of each Ship in place of the Outgoing Manager and (ii) the change of process agent under the Existing Documents and the other Security Documents.

NOW IT IS HEREBY AGREED as follows:

1	Definitions

1.1	Defined expressions

Words and expressions defined in the Principal Agreement shall unless the context otherwise requires or unless otherwise defined herein, have the same meanings when used in this Agreement.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

“Avoca Deed of Covenant” means the Principal Avoca Deed of Covenant as amended by this Agreement;

“Avoca Mortgage” means the first priority statutory Maltese mortgage in respect of Avoca dated 29 January 2008 executed by Orpheus in favour of the Security Agent;

“Effective Date” means the date falling no later than 7 February 2011, on which the Agent notifies the Borrowers in writing that it has received the documents and evidence specified in clause 5 and schedule 2 in a form and substance satisfactory to it;

“Existing Documents” means, together, the Principal Agreement and the Principal Deeds of Covenant;

“Loan Agreement” means the Principal Agreement as amended by this Agreement;

“New Avoca Management Agreement” means the management agreement dated 1 January 2011 made between the New Manager and Orpheus or any other agreement previously approved in writing by the Agent between Orpheus and the New Manager providing (inter alia) for the New Manager to manage Avoca;

“New Avoca Manager’s Undertaking” means the undertaking and assignment in respect of Avoca executed or (as the context may require) to be executed by the New Manager in favour of the Security Agent in the form set out in schedule 3;

“New Management Agreement” means:

(a)	in relation to Avoca, the New Avoca Management Agreement; or

(b)	in relation to Saldanha, the New Saldanha Management Agreement,

and “New Management Agreements” means both of them;

“New Manager” means TMS Bulkers Ltd. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 and includes its successors in title;

“New Manager’s Undertaking” means:

(a)	in relation to Avoca, the New Avoca Manager’s Undertaking; or

(b)	in relation to Saldanha, the New Saldanha Manager’s Undertaking,

and “New Manager’s Undertakings” means both of them;

“New Saldanha Management Agreement” means the management agreement dated 1 January 2011 made between the New Manager and Team-Up or any other agreement previously approved in writing by the Agent between Team-Up and the New Manger providing for (inter alia) the New Manager to manage Saldanha;

“New Saldanha Manager’s Undertaking” means the undertaking and assignment in respect of Saldanha executed or (as the context may require) to be executed by the New Manager in favour of the Security Agent in the form set out in schedule 3;

“Relevant Documents” means, together, this Agreement, the New Management Agreements and the New Manager’s Undertakings;

“Relevant Parties” means, together, the Borrowers, the New Manager, the Outgoing Manager and the Corporate Guarantor;

“Saldanha Deed of Covenant” means the Principal Saldanha Deed of Covenant as amended by this Agreement;

“Saldanha Mortgage” means the first priority statutory Maltese mortgage in respect of Saldanha dated 13 December 2007 executed by Team-Up in favour of the Security Agent; and

“Supplemental Parties” means the Relevant Parties other than the New Manager.

1.3	Existing Documents

1.3.1	References in the Principal Agreement to “this Agreement” shall, with effect from the Effective Date and unless the context otherwise requires, be references to the Principal Agreement as amended by this Agreement and words such as “herein”, “hereof”, “hereunder”, “hereafter”, “hereby” and “hereto”, where they appear in the Principal Agreement, shall be construed accordingly.

1.3.2	References in each Principal Deed of Covenant to “this Deed”, shall with effect from the Effective Date and unless the context otherwise requires, be references to that Principal Deed of Covenant as amended by this Agreement and words such as “herein”, “hereof, “hereunder”, “hereafter”, “hereby” and “hereto”, where they appear in each Principal Deed of Covenant, shall be construed accordingly.

1.4	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.5	Construction of certain terms

In this Agreement, unless the context otherwise requires:

1.5.1	references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement includes its schedules;

1.5.2	references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended in accordance with terms thereof, or, as the case may be, with the agreement of the relevant parties;

1.5.3	references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority;

1.5.4	words importing the plural shall include the singular and vice versa;

1.5.5	references to a time of day are to London time;

1.5.6	references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;

1.5.7	references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly; and

1.5.8	references to any enactment shall be deemed to include references to such enactment as re- enacted, amended or extended.

2	Consent of Creditors

The Creditors, relying upon the representations and warranties on the part of the Supplemental Parties contained in clause 4, agree with the Borrowers that, subject to the terms and conditions of this Agreement and in particular, but without prejudice to the generality of the foregoing, fulfilment on or before 7 February 2011 of the conditions contained in clause 5 and schedule 2, the Creditors consent to:

2.1	the substitution of the Outgoing Manager by the New Manager as commercial and technical manager of the Ships;

2.2	the amendment of the Existing Documents on the terms set out in clause 3; and

2.3	the change of the process agent of the Borrowers and the other Supplemental Parties under the Existing Documents and the other Security Documents from Ince & Co. to Process Agents Ltd..

3	Amendments to the Existing Documents and Security Documents

3.1	Amendments to the Principal Agreement

The Principal Agreement shall, with effect on and from the Effective Date, be (and it is hereby) amended in accordance with the following provisions (and the Principal Agreement (as so amended) will continue to be binding upon each of the parties hereto upon such terms as so amended):

3.1.1	by deleting the words “the Manager” in the second line of the definition of “Avoca Contract” in clause 1.2 of the Principal Agreement and by inserting in their place the word “Cardiff”;

3.1.2	by deleting the definition of “Avoca Management Agreement” in clause 1.2 of the Principal Agreement and by inserting in its place the following new definition of “Avoca Management Agreement”:

““Avoca Management Agreement” means the agreement dated 1 January 2011 made between the Avoca Borrower and the Manager or any other agreement previously approved in writing by the Agent between the Avoca Borrower and the Manager, providing (inter alia) for the Manager to manage Avoca;”;

3.1.3	by deleting the words “in the form set out in schedule 10” in the last line of the definition of “Avoca Manager’s Undertaking” in clause 1.2 of the Principal Agreement and by inserting in their place the words “in the form set out in schedule 3 of the Second Supplemental Agreement”;

3.1.4	by inserting the following new definitions of “Cardiff”, “First Supplemental Agreement” and “Second Supplemental Agreement” in the correct alphabetical order in clause 1.2 of the Principal Agreement:

““Cardiff” means Cardiff Marine Inc. of 80 Broad Street, Monrovia, Liberia and includes its successors in title;”;

““First Supplemental Agreement” means the agreement dated 11 June 2009 made between (inter alios) the Borrowers and the Creditors supplemental to this Agreement;”;

““Second Supplemental Agreement” means the agreement dated 26 January 2011 made between (inter alios) the Borrowers and the Creditors supplemental to this Agreement;”;

3.1.5	by deleting the definition of “Manager” in clause 1.2 of the Principal Agreement and by inserting in its place the following new definition of “Manager”:

““Manager” means TMS Bulkers Ltd. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 or any other person appointed by a Borrower with the prior written consent of the Majority Banks as the technical and commercial manager of such Borrower’s Ship and includes its successors in title;”;

3.1.6	by deleting the words “the Manager” in the second line of the definition of “Saldanha Contract” in clause 1.2 of the Principal Agreement and by inserting in their place the word “Cardiff”;

3.1.7	by deleting the definition of “Saldanha Management Agreement” in clause 1.2 of the Principal Agreement and by inserting in its place the following new definition of “Saldanha Management Agreement”:

““Saldanha Management Agreement” means the agreement dated 1 January 2011 made between the Saldanha Borrower and the Manager or any other agreement previously approved in writing by the Agent between the Saldanha Borrower and the Manager, providing (inter alia) for the Manager to manage Saldanha;”;

3.1.8	by deleting the words “in the form set out in schedule 10” in the last line of the definition of “Saldanha Manager’s Undertaking” in clause 1.2 of the Principal Agreement and by inserting in their place the words “in the form set out in schedule 3 of the Second Supplemental Agreement”;

3.1.9	by deleting the definition of “Supplemental Agreement” in clause 1.2 of the Principal Agreement in its entirety;

3.1.10	by deleting the words “the Supplemental Agreement,” after the words “this Agreement,” in the first line of the definition of “Security Documents” in clause 1.2 of the Principal Agreement and by replacing them with the words “the First Supplemental Agreement, the Second Supplemental Agreement,”;

3.1.11	by inserting the words “or (in the case of the Manager only) the Second Supplemental Agreement” after the word “Agreement” in the last line of clause 7.2.13(a) of the Principal Agreement;

3.1.12	by deleting the words “of this Agreement” in the last line of clause 10.1.28(b) of the Principal Agreement and by inserting in their place the words “the Second Supplemental Agreement”; and

3.1.13	by deleting the words “Ince & Co” in the fifth line of clause 18.2 of the Principal Agreement and by inserting in their place the words “Ince Process Agents Ltd.”.

3.2	Amendments to the Principal Deeds of Covenant

Each of the Principal Deeds of Covenant shall, with effect on and from the Effective Date, be (and it is hereby) amended (and each of the Principal Deeds of Covenant (as so amended) will continue to be binding upon each of the parties hereto upon such terms as so amended):

3.2.1	by deleting the definition of “Manager” in clause 1.2 of each of the Principal Deeds of Covenant and by inserting in its place the following new definition of “Manager”:

““Manager” means TMS Bulkers Ltd. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 or any other person appointed by the Owner, with the prior written consent of the Majority Banks, as the technical and commercial manager of the Ship and includes its respective successors in title;”; and

3.2.2	by deleting the words “Ince & Co” in the seventh line of clause 16.2 and by inserting in their place the words “Ince Process Agents Ltd.”.

3.3	Change of Process Agent under the Security Documents

With effect on and from the Effective Date, each of the other Security Documents (other than the Existing Security Documents) shall be amended so that references to “Ince & Co” as each Supplemental Party’s agent for receipt of service of process under each of the Security Documents in which such a Supplemental Party is a party, shall be amended to “Ince Process Agents Ltd.”.

3.4	Process Agent

Each Supplemental Party hereby confirms that, with effect on and from the Effective Date, it hereby irrevocably and unconditionally designates, appoints and empowers Ince Process Agents Ltd. of International House, 1 St. Katharine’s Way, London E1W 1AY, England, as its agent for acceptance of service of process issued out of the English courts in relation to any legal action or proceedings arising out of or in connection with this Agreement, the Existing Documents and the other Security Documents (or any non-contractual obligations connected with any such document).

3.5	Continued force and effect

Save as amended by this Agreement, the provisions of each of the Existing Documents and the other Security Documents shall continue in full force and effect and (i) each of the Existing Documents and this Agreement and (ii) each of the other Security Documents and this Agreement, in each case, shall be read and construed as one instrument.

4	Representations and warranties

4.1	Primary representations and warranties

Each Supplemental Party represents and warrants to the Creditors that:

4.1.1	Existing representations and warranties

the representations and warranties set out in clause 7 of the Principal Agreement and clause 4 of the Corporate Guarantee were true and correct on the date of the Principal Agreement and the Corporate Guarantee, respectively, and are true and correct, including to the extent that they may have been or shall be amended by this Agreement, as if made at the date of this Agreement with reference to the facts and circumstances existing at such date;

4.1.2	Corporate power

each of the Relevant Parties has power to execute, deliver and perform its obligations under the Relevant Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken by each of the Relevant Parties to authorise the execution, delivery and performance of the Relevant Documents to which it is or is to be a party;

4.1.3	Binding obligations

the Relevant Documents to which it is or is to be a party constitute valid and legally binding obligations of each of the Relevant Parties enforceable in accordance with their terms;

4.1.4	No conflict with other obligations

the execution, delivery and performance of the Relevant Documents to which it is or is to be a party by each of the Relevant Parties will not (i) contravene any existing law, statute, rule or regulation or any judgment, decree or permit to which any of the Relevant Parties is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any of the Relevant Parties is a party or is subject or by which any of the Relevant Parties or any of its property is bound or (iii) contravene or conflict with any provision of the constitutional documents of any of the Relevant Parties or (iv) result in the creation or imposition of or oblige any of the Relevant Parties to create any Encumbrance on any of their undertakings, assets, rights or revenues of any of the Relevant Parties;

4.1.5	No filings required

it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Relevant Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to the Relevant Documents and each of the Relevant Documents is in proper form for its enforcement in the courts of the Relevant Jurisdiction;

4.1.6	Choice of law

the choice of English law to govern the Relevant Documents and the submissions by the Relevant Parties to the non-exclusive jurisdiction of the English courts are valid and binding; and

4.1.7	Consents obtained

every consent, authorisation, licence or approval of, or registration or declaration to, governmental or public bodies or authorities or courts required by any of the Relevant Parties in connection with the execution, delivery, validity, enforceability or admissibility in evidence of the Relevant Documents to which it is or is to be a party or the performance by each Relevant Party of its obligations under such document has been obtained or made and is in full force and effect and there has been no default in the observance of any conditions or restrictions (if any) imposed in, or in connection with, any of the same.

4.2	Repetition of representations and warranties

Each of the representations and warranties contained in clause 4.1 of this Agreement, clause 7 of the Principal Agreement (as amended by this Agreement) and clause 4 of the Corporate Guarantee shall be deemed to be repeated by each Supplemental Party on the Effective Date as if made with reference to the facts and circumstances existing on such day.

5	Conditions

5.1	Documents and evidence

The agreement of the Creditors referred to in clause 2 shall be subject to the receipt by the Agent or its duly authorised representative of the documents and evidence specified in schedule 2 in form and substance satisfactory to the Agent.

5.2	General conditions precedent

The agreement of the Creditors referred to in clause 2 shall be further subject to:

5.2.1	the representations and warranties in clause 4 being true and correct on the Effective Date as if each were made with respect to the facts and circumstances existing at such time; and

5.2.2	no Default having occurred and continuing at the time of the Effective Date.

5.3	Waiver of conditions precedent

The conditions specified in this clause 5 are inserted solely for the benefit of the Creditors and may be waived by the Agent in whole or in part with or without conditions.

6	Supplemental Parties’ confirmation

6.1	Security Documents

Each of the Supplemental Parties acknowledges and agrees, for the avoidance of doubt, that:

6.1.1	each of the Security Documents to which it is a party, and its obligations thereunder, shall remain in full force and effect notwithstanding the amendments made to the Principal Agreement, the Principal Deeds of Covenant and the other Security Documents by this Agreement and any other agreements or arrangements contained in this Agreement;

6.1.2	with effect from the Effective Date, references to “the Agreement” or “the Loan Agreement” in any of the other Security Documents to which it is a party shall henceforth be references to the Principal Agreement as amended by this Agreement and as from time to time hereafter amended;

6.1.3	with effect from the Effective Date, references to any of the Principal Deeds of Covenant in any of the Security Document which it is a party shall henceforth be references to that Principal Deed of Covenant as amended by this Agreement and as from time to time hereafter amended; and

6.1.4	with effect from the Effective Date, (a) references to “Ince & Co” in each of the Security Documents to which it is a party shall henceforth be references to “Ince Process Agents Ltd.” and (b) references in each of the Security Documents to another Security Document shall henceforth be references to that other Security Document as amended by this Agreement and as from time to time hereafter amended.

7	Expenses

7.1	Expenses

The Borrowers jointly and severally agree to pay to the Agent on a full indemnity basis on demand all expenses (including legal and out-of-pocket expenses) incurred by the Creditors:

7.1.1	in connection with the negotiation, preparation, execution and, where relevant, registration of the Relevant Documents and of any amendment or extension of, or the granting of any waiver or consent under, the Relevant Documents; and

7.1.2	in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under the Relevant Documents or otherwise in respect of the monies owing and obligations incurred under the Relevant Documents, together with interest at the rate referred to in clause 3.4 of the Principal Agreement from the date on which such expenses were incurred to the date of payment (as well after as before judgement).

7.2	Value Added Tax

All expenses payable pursuant to this clause 7 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon.

7.3	Stamp and other duties

The Borrowers jointly and severally agree to pay to the Agent on demand all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by the Creditors or any of them) imposed on or in connection with this Agreement and shall indemnify the Creditors against any liability arising by reason of any delay or omission by the Borrowers to pay such duties or taxes.

8	Miscellaneous and notices

8.1	Notices

The provisions of clause 17.1 of the Principal Agreement shall extend and apply to the giving or making of notices or demands hereunder as if the same were expressly stated herein and for this purpose any notices to be sent to the Corporate Guarantor or the Outgoing Manager shall be sent to the address of the Corporate Guarantor referred to in clause 8.1 of the Corporate Guarantee.

8.2	Counterparts

This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

8.3	Joint and several liability

Notwithstanding anything to the contrary contained in this Agreement, the agreements, obligations and liabilities of the Borrowers herein contained are joint and several and shall be construed accordingly, Each of the Borrowers agrees and consents to be bound by this Agreement notwithstanding that the other Borrower which was intended to sign or be bound may not do so or be effectual bound and notwithstanding that this Agreement may be invalid or unenforceable against the other Borrower whether or not the deficiency is known to the Creditors or any of them. The Banks shall be at liberty to release either of the Borrowers from this Agreement and to compound with or otherwise vary the liability or to grant time and indulgence to make other arrangements with either of the Borrowers without prejudicing or affecting the rights and remedies of the Creditors or any of them against the other Borrower.

9	Applicable law

9.1	Law

This Agreement (and any non-contractual obligation connected with it) is governed by, and shall be construed in accordance with, English law.

9.2	Submission to jurisdiction

Each of the Supplemental Parties agrees, for the benefit of each Creditor, that any legal action or proceedings arising out of or in connection with this Agreement (or any non-contractual obligation connected with it) against any of their assets may be brought in the English courts. Each of the Supplemental Parties irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Ince Process Agents Ltd. at present of International House, 1 St. Katharine’s Way, London E1W 1AY, England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to)

limit the right of any Creditor to take proceedings against any of the Relevant Parties in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. Each of the Supplemental Parties further agrees that only the courts of England and not those of any other state shall have jurisdiction to determine any claim which any of the Supplemental Parties may have against any Creditor arising out of or in connection with this Agreement (or any non-contractual obligation connected with it).

9.3	Contracts (Rights of Third Parties) Act 1999

No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed as a deed on the date first above written.

Schedule 1

The Banks

Name	Address for Notices

DnB NOR Bank ASA	20 St. Dunstan’s Hill London EC3R 8HY England

Fax no: +44 207 626 5956 Att: Shipping Department

Schedule 2

Documents and evidence required as conditions precedent

(referred to in clause 5.1)

1	Corporate authorisations

In relation to each of the Relevant Parties:

(a)	Constitutional documents

copies certified by an officer of each of the Relevant Parties, as a true, complete and up to date copies, of all documents which contain or establish or relate to the constitution of that party or a secretary’s certificate confirming that there have been no changes or amendments to the constitutional documents certified copies of which were previously delivered to the Agent pursuant to the Principal Agreement;

(b)	Resolutions

copies of resolutions of each of its board of directors and its shareholders approving this Agreement and the other Relevant Documents and the terms and conditions hereof and thereof and authorising the signature, delivery and performance of each such party’s obligations thereunder, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Relevant Party as:

(1)	being true and correct;

(2)	being duly passed at meetings of the directors of such Relevant Party and, as the case may be, of the shareholders of such Relevant Party each duly convened and held;

(3)	not having been amended, modified or revoked; and

(4)	being in full force and effect,

together with originals or certified copies of any powers of attorney issued by any party pursuant to such resolutions; and

(c)	Certificate of incumbency

a list of directors and officers of each Relevant Party specifying the names and positions of such persons, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Relevant Party to be true, complete and up to date;

2	Consents

a certificate (dated no earlier than five (5) Banking Days prior to the date of this Agreement) from an officer of each of the Relevant Parties stating that no consents, authorisations, licences or approvals are necessary for such Relevant Party to authorise, or are required by each of the Relevant Parties or any other party (other than the Creditors) in connection with, the execution, delivery, and performance of this Agreement and the other Relevant Documents to which such Relevant Party is or is to be a party;

3	Relevant Documents

the New Manager’s Undertakings and any notices of assignment required thereunder and in the form prescribed by the New Manager’s Undertakings, each duly executed by the New Manager;

4	New Management Agreements

a certified copy of each New Management Agreement;

5	Insurance

evidence that the insurers of each Ship have been notified of and have approved the change in management in respect of each Ship and that the new notices of assignment executed by the New Manager under the New Manager’s Undertakings, have been endorsed by such insurers on the relevant policies;

6	DOC/SMC

a certified true and complete copy by a legal advisor of the Borrowers of the DOC issued to the New Manager and of the SMC of such Borrower’s Ship;

7	Ownership

evidence, satisfactory in all respects to the Agent, that all shares in the New Manager are legally and/or beneficially owned and held by persons acceptable to the Agent in its sole discretion;

8	Legal opinions

such legal opinions in relation to the laws of the Republic of the Marshall Islands and the laws of the Republic of Liberia and any other legal opinions as the Agent shall in its absolute discretion require;

9	Process agent

(a)	evidence, satisfactory in all respects to the Agent, that Ince Process Agents Ltd. has been appointed on behalf of the Relevant Parties as their agent for acceptance of service of process under this Agreement, the other Relevant Documents, the Existing Documents and the other Security Documents; and

(b)	a letter from Ince Process Agents Ltd. as each Relevant Party’s agent for receipt of service of proceedings, accepting its appointment under this Agreement, the other Relevant Documents, the Existing Documents and the other Security Documents to which such Relevant Party is or is to be a party as such Relevant Party’s process agent.

Schedule 3

Form of New Manager’s Undertaking

Private & Confidential

Manager’s Undertaking

To	DnB NOR BANK ASA

20 St Dunstan’s Hill

London EC3R 8HY

England

From:	TMS Bulkers Ltd.

Trust Company Complex

Ajeltake Road, Ajeltake Island

Majuro, Republic of the Marshall Islands

26 January 2011

Dear Sirs

US$101,150,000 Loan to Team-Up Owning Company Limited and Orpheus Owning Company Limited as amended and supplemented from time to time

1	Loan Agreement

1.1	We understand that under a loan agreement (the “Principal Agreement”) dated 4 December 2007 made between (1) Team-Up Owning Company Limited and Orpheus Owning Company Limited as joint and several borrowers (therein and herein together referred to as the “Borrowers”), (2) DnB NOR Bank ASA as Arranger, Agent (in such capacity the “Agent”), Security Agent (in such capacity the “Security Agent), Swap Provider (in such capacity the “Swap Provider”) and Account Bank and (3) the banks and financial institutions referred to in schedule 1 thereto as lenders (the “Banks” and, together with the Agent and the Swap Provider, the “Secured Creditors”), as amended and supplemented by a first supplemental agreement dated 11 June 2009 (the “First Supplemental Agreement”) and as further amended and supplemented by a second supplemental agreement dated 26 January 2011 (the “Second Supplemental Agreement” and, together with the Principal Agreement and the First Supplemental Agreement, the “Loan Agreement”), the Banks agreed (inter alia) to advance (and have advanced) by way of loan to the Borrowers, upon the terms and conditions therein contained, the principal sum of up to One hundred and one million one hundred and fifty thousand Dollars ($101,150,000) (the “Loan”) and that it is a condition precedent to the Banks continuing to make the Loan available to the Borrowers that we, TMS Bulkers Ltd. (the “Manager”), enter into this letter of undertaking (the “Letter”) in favour of the Security Agent.

1.2	We also understand that under a 1992 ISDA Master Agreement (including the schedule thereto) dated as of 4 December 2007 (the “Master Swap Agreement”) and made between the Borrowers and the Swap Provider, the Swap Provider agreed the terms and conditions upon which it would enter into (inter alia) interest rate swap or other derivative transactions with the Borrowers in respect of the Loan, whether in whole or in part as the case may be from time to time.

1.3	Words and expressions defined in the Loan Agreement shall, unless otherwise specified herein, have the same meanings when used herein.

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2	Confirmation of appointment

We hereby confirm that we have been appointed as the manager of m.v. [Saldanha] [Avoca] (the “Ship”) registered under the flag of Malta in the ownership of [Team-Up Owning Company Limited] [Orpheus Owning Company Limited] (the “Owner”) pursuant to a management agreement (the “Management Agreement”) dated 1 January 2011 and made between ourselves and the Owner and that we have accepted our appointment thereunder in accordance with the terms and conditions thereof.

3	Representations and warranties

3.1	We hereby represent and warrant that the copy of the Management Agreement set out in Appendix 1 to this Letter is a true and complete copy of the Management Agreement, that the Management Agreement constitutes valid and binding obligations of the Manager enforceable in accordance with its terms and that there have been no amendments or variations thereto or defaults thereunder by the Manager or, to the best of the Manager’s knowledge and belief, by the Borrower.

3.2	We hereby confirm that the representations and warranties set out in clauses 7.2.9, 7.2.10 and 7.2.11 of the Loan Agreement are true and correct in all respects.

4	Undertakings

The Manager undertakes with the Security Agent that throughout the Security Period:

4.1	the Manager will not agree or purport to agree to any amendment or variation of the Management Agreement without the prior written consent of the Security Agent;

4.2	the Manager will procure that any sub-manager appointed pursuant to the provisions of the Management Agreement or otherwise will, on or before the date of such appointment enter into an undertaking in favour of the Security Agent in substantially the same form (mutatis mutandis) as this Letter;

4.3	the Manager will not, without the prior written consent of the Security Agent, take any action or institute any proceedings or make or assert any claim against the Owner or on or in respect of the Ship or its policies and contracts of insurance (which expression includes all entries of the Ship in a protection and indemnity or war risks association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of the Owner (whether in the sole name of the Owner or in the joint names of the Owner and the Security Agent or otherwise) in respect of the Ship and her Earnings (as such term is defined below) or otherwise howsoever in connection with the Ship and all benefits thereof (including claims of whatsoever nature and return of premiums) (the “Insurances”) or any moneys whatsoever from time to time due or payable to the Owner during the Security Period arising out of the use or operation of the Ship including (but without limiting the generality of the foregoing) all freight, hire and passage moneys, income arising under pooling arrangements, compensation payable to the Owner in event of requisition of the Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys, damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship (the “Earnings”) or any other property or other assets of the Owner which the Security Agent has previously advised the Manager are subject to any Encumbrance or right of set-off in favour of the Security Agent by virtue of any of the Security Documents;

4.4	the Manager will discontinue any such action or proceedings or claim which may have been taken, instituted or made or asserted, promptly upon notice from the Security Agent to do so;

4.5

the Manager does hereby subordinate any claim that it may have against the Owner or otherwise in respect of the Ship and its Earnings, Insurances and Requisition Compensation (as such term is defined in the deed of covenant dated [3 December 2007] [29 January 2008] as amended by the Second Supplemental Agreement (the “Deed of Covenant”)) to the claims of

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the Creditors under the Loan Agreement, the Master Swap Agreement and the other Security Documents and undertakes not to exercise any right to which it may be entitled in respect of the Owner and/or the Ship and/or its Earnings and/or Insurances and/or Requisition Compensation in competition with the Creditors except for total claims the aggregate amount of which does not exceed $100,000;

4.6	the Manager will promptly notify the Security Agent if at any time the aggregate amount owed by the Owner to the Manager pursuant to the Management Agreement (whether in respect of the Manager’s remuneration or disbursements or otherwise) exceeds One hundred thousand United States Dollars (US$100,000) or the equivalent in other currencies; and

4.7	the Manager will provide the Security Agent with such information concerning the Ship as the Security Agent may from time to time reasonably require.

5	Insurance assignment

5.1	By way of security for the repayment of the aggregate of the Loan and interest accrued and accruing thereon, the Master Swap Agreement Liabilities (as such term is defined in the Deed of Covenant), the Expenses (as such term is defined in the Deed of Covenant) and all other sums of money from time to time owing by the Owner to the Security Agent and/or the Secured Creditors or any of them, whether actually or contingently, under the Loan Agreement, the Master Swap Agreement and the other Security Documents or any of them to which the Owner is or is to be a party (the “Outstanding Indebtedness”), the Manager with full title guarantee hereby irrevocably and unconditionally assigns and agrees to assign to the Security Agent all of the Manager’s rights, title and interest in and to all the benefit of the Insurances.

5.2	The Manager hereby undertakes to procure that a duly completed notice in the form set out in Appendix 2 to this Letter is given to all insurers of the Ship and to procure that such notice is promptly endorsed on all policies and entries in respect of the Insurances and agrees promptly to authorise and/or instruct any broker, insurer or association with or through whom Insurances may be effected to endorse on any policy or entry or otherwise to give effect to such loss payable clause as may be stipulated by the Security Agent.

5.3	The Security Agent shall, at the Manager’s cost and request, re-assign to the Manager all the Manager’s right, title and interest in the Insurances upon the Outstanding Indebtedness being paid and discharged in full to the satisfaction of the Security Agent.

5.4	Any moneys in respect of the Insurances which would (but for the assignment contained in clause 5.1 above) be payable to the Manager shall be applied in accordance with clauses 8.1 or 8.4 of the Deed of Covenant.

6	Acknowledgement

The Manager hereby acknowledges that it has seen and has reviewed the Loan Agreement, the Deed of Covenant and the other Security Documents and agrees to abide by and to observe the provisions thereof insofar as the same are applicable to it as therein provided.

7	Law and jurisdiction

7.1	The agreement constituted by this Letter and any non-contractual obligations in connection with this Letter are governed by, and shall be construed in accordance with, English law.

7.2

The Manager agrees, for the benefit of the Security Agent, that any legal action or proceedings arising out of or in connection with this Letter (including any non-contractual obligations connected with this Letter) against the Manager or any of its assets may be brought in the English courts. The Manager irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Ince Process Agents Ltd. at present of 1 St. Katharine’s Way, London E1W 1AY, England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the rights of

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the Security Agent to take any proceedings against the Manager in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

7.3	No term of this Letter is enforceable under the provisions of the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Letter of Undertaking or to whom this Letter is not addressed.

Yours faithfully,

For and on behalf of TMS BULKERS LTD.

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Appendix 1

Copy of the Management Agreement

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Appendix 2

Notice of Assignment

We, TMS BULKERS LTD., the managers of the motor vessel [Saldanha] [Avoca] HEREBY GIVE NOTICE that by a first assignment dated [—] 2011 and entered into by us with DNB NOR BANK ASA there has been assigned by us to the said DNB NOR BANK ASA as first assignees all of our right, title and interest in and to the insurances in respect of the said Ship including the insurances constituted by the Policy whereon this notice is endorsed.

SIGNED for and on behalf of TMS BULKERS LTD.

Dated [—]

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EXECUTED as a DEED		)
by E. PAPAPONTIKOU		)
for and on behalf of		)	/s/ E. PAPAPONTIKOU
TEAM-UP OWNING COMPANY LIMITED		)	Attorney-in-fact
as Borrower		)
in the presence of:		)

/s/ Pinelopi - Anna Miliou
Witness Name:	Pinelopi - Anna Miliou
Address:	Norton Rose LLP, Athens
Occupation:	Solicitor

EXECUTED as a DEED		)
by E. PAPAPONTIKOU		)
for and on behalf of		)	/s/ E. PAPAPONTIKOU
ORPHEUS OWNING COMPANY LIMITED		)	Attorney-in-fact
as Borrower		)
in the presence of:		)

/s/ Pinelopi - Anna Miliou
Witness Name:	Pinelopi - Anna Miliou
Address:	Norton Rose LLP, Athens
Occupation:	Solicitor

EXECUTED as a DEED		)
by E. PAPAPONTIKOU		)
for and on behalf of		)	/s/ E. PAPAPONTIKOU
DRYSHIPS INC.		)	Attorney-in-fact
as Corporate Guarantor		)
in the presence of:		)

/s/ Pinelopi - Anna Miliou
Witness Name:	Pinelopi - Anna Miliou
Address:	Norton Rose LLP, Athens
Occupation:	Solicitor

EXECUTED as a DEED		)
by E. PAPAPONTIKOU		)
for and on behalf of		)	/s/ E. PAPAPONTIKOU
CARDIFF MARINE INC.		)	Attorney-in-fact
as Outgoing Manager		)
in the presence of:		)

/s/ Pinelopi - Anna Miliou
Witness Name:	Pinelopi - Anna Miliou
Address:	Norton Rose LLP, Athens
Occupation:	Solicitor

SIGNED by P.A. MILIOU	)
for and on behalf of	)	/s/ Pinelopi - Anna Miliou
DNB NOR BANK ASA	)	Attorney-in-fact
as Arranger, Agent, Security Agent,	)
Swap Provider and Account Bank	)

SIGNED by P.A. MlLIOU	)
for and on behalf of	)	/s/ Pinelopi - Anna Miliou
DNB NOR BANK ASA	)	Attorney-in-fact
as Bank	)